Nu Skin Japan Director Retirement Allowance Plan

1.          Background. Based on Japanese employment regulations and customary business practice, Nu Skin Japan (NSJ) has implemented a retirement plan for NSJ employees. Employees who also serve on the Board of Directors are not eligible for the general retirement plan available to NSJ employees. In order to reward NSJ’s most senior managers for their leadership, commitment and overall contribution to NSJ, and in order to attract and retain the highest quality leaders available to NSJ, a Director Retirement Allowance Plan was adopted that is available to senior managers in Japan who are both officers of the Corporation as well as members of the Board.

2.         Details. The plan provides additional compensation above regular salary and bonuses, at the date of retirement, to eligible members as provided in the following formula:

         Monthly Salary at Retirement * Years of Service * Efficiency Rate

         (The efficiency rate is an arbitrary multiplier based on position)

Efficiency Rate
President and Board Member	2.0
Vice President and Board Member	1.9
Executive Director and Board Member	1.8

3.         Additional Allowance. Under the plan the Board of Directors is authorized to approve at their sole discretion, an additional allowance at the date of retirement in an amount determined by the Board of Directors but not more than 25% of the amound determined in accordance with the formula set forth in paragraph 2 above.